Exhibit 10.3

AGREEMENT AMENDMENT

THIS AGREEMENT AMENDMENT (“AMENDMENT”), is made and entered into by and between Sharps Compliance Corp., having its principle office at 9220 Kirby Drive, Suite 500, Houston, TX 77054 (hereinafter referred to as the “Company”), and Diana P. Diaz (hereinafter referred to as the “Executive”).

WITNESSETH

For and in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree to amend the AGREEMENT between the Company and the Executive dated June 9, 2010, as follows:

Notwithstanding anything to the contrary, the following is now considered part of the original AGREEMENT:

TERMINATION FOR CAUSE

Notwithstanding any other provision hereof, the Company or Executive may terminate Executive's employment under this Agreement at any time for cause.  For purposes hereof, the term “cause" shall include, without limitation, the inability of the Executive, through sickness or other incapacity, to substantially perform her duties under this Agreement for a period in excess of one hundred eighty (180) consecutive days; conviction of a crime; or a material breach of this Agreement.  If Executive is terminated for cause, Executive shall not receive any severance benefits under ther Agreement.  Nothing in this paragraph shall affect the employment at-will relationship of Executive, and this paragraph relates solely to Executive’s entitlement to severance benefits upon her separation of employment.

TERMINATION WITHOUT CAUSE

Notwithstanding any other provision hereof, the Company may terminate this Agreement without cause. In the event the Company terminates her Agreement without cause pursuant to this paragraph, the Company shall pay Executive, six (6) months of her annual base salary.  This would be accomplished by keeping the Executive on the Company’s payroll over such six (6) month period (versus a lump sum payment). Executive is also entitled to the same benefits at time of termination, until the earlier of the end of severance period or upon employment with another employer.  Payment by the Company in accordance with this paragraph shall constitute Executive's full severance pay and the Company shall have no further obligation to Executive arising out of or subsequent to such termination.  Nothing in this paragraph shall affect the employment at-will relationship of Executive, and this paragraph relates solely to Executive’s entitlement to severance benefits upon her separation of employment.

INDEMNIFICATION

The Company shall indemnify and hold Executive harmless from any and all claims (whether in court or before a regulatory or administrative body), liabilities, damages and expenses, including without limitation reasonable attorneys' fees incurred by Executive or her agents, arising out of or related to the acts or omissions of Executive in the provision of services or performance of duties under this Agreement. This indemnification section shall survive and continue in full force and effect after the expiration of the Agreement.

IN WITNESSETH WHEREOF, the parties have executed this Agreement the day and year first written below with the amended provisions noted above being effective November 17, 2011.

EXECUTIVE:

____________________
Executive

Date:           December 2, 2011

COMPANY:

By:           ____________________
Name:           David P. Tusa

Title:           Chief Executive Officer and President

Date:           December 2, 2011